                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             JUNIPER NETWORKS, INC.


     The undersigned, Scott Kriens and Lisa C. Berry, hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of Juniper Networks, Inc., a Delaware corporation, which was originally incorporated in the State of Delaware on September 10, 1997.

     2. Article Fourth of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

     "FOURTH: This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that this corporation is authorized to issue is 1,000,000,000, with a par value of $0.00001, and the total number of shares of Preferred stock which this corporation is authorized to issue is 10,000,000, with a par value of $0.00001.

     The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors is authorized, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series."

     3.   The Board of Directors has duly approved the foregoing Amendment.

     4. The foregoing amendment has been duly approved by the required vote of stockholders in accordance with Section 242 of the Delaware General Corporation Law. The total number of outstanding shares of Common Stock of this corporation as of the record date was 156,523,155 shares. No shares of Preferred Stock were outstanding. The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock.

     The undersigned further certify under penalty of perjury that they have read the foregoing Amendment and know the contents thereof, and that the statements therein are true.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate at Mountain View, California on May 4, 2000.


                                        /s/ SCOTT KRIENS
                                        ----------------------------------------
                                        Scott Kriens, President


                                        /s/ LISA C. BERRY
                                        ----------------------------------------
                                        Lisa C. Berry, Secretary



                                       2